UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

OXYGEN BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713	27713
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

This Registration Statement on Form 8-A is being filed by Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”) to register its common stock, $0.0001 par value, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the Company’s common stock on The NASDAQ Stock Market LLC.

Item 1. Description of Registrant’s Securities to be Registered.

The Company’s charter authorizes it to issue up to: (i) 400,000,000 shares of common stock, $0.0001 par value per share; and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common stock

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for and to share, ratably, in the net assets, if any, of the Company upon liquidation. The stockholders have no preemptive rights to purchase any shares of the Company’s capital stock. The dividend, liquidation, and other rights of the common stock may be affected or limited by any series of preferred stock that may be issued from time to time.

Preferred stock

The board of directors, without further action by the holders of the common stock, is authorized to classify any shares of our authorized but unissued preferred stock in one or more series. With respect to each series, the board of directors may determine:

•	The number of shares which shall constitute such series;
•	The rate of dividend, if any, payable on shares of such series;
•	Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;
•	Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;
•	The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Oxygen Biotherapeutics;
•	The sinking fund provisions, if any, for the redemption of shares of such series;
•	The voting rights, if any, of the shares of such series;
•	The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of Oxygen Biotherapeutics of any other class or series;
•	Whether the shares of such series are to be preferred over shares of capital stock of Oxygen Biotherapeutics of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Oxygen Biotherapeutics, or otherwise; and

•	Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of Oxygen Biotherapeutics not approved by the board of directors.

Item 2.	Exhibits

3.01	Certificate of Incorporation of the Company as filed with the State of Delaware (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 30, 2008, which is incorporated herein by reference).
3.02	By-laws (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 30, 2008, which is incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: January 8, 2010	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer